Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Boston Private Capital Trust I

THIS FIRST SUPPLEMENTAL INDENTURE dated as of July 1, 2021 (this “Supplemental Indenture”) is by and among U.S. Bank National Association, a national banking association, as successor debenture trustee to SunTrust Bank (herein, together with its successors in interest, the “Trustee”), SVB Financial Group, a Delaware corporation (the “Successor Company”), and Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture, dated as of October 12, 2004 (the “Indenture”), pursuant to which the Company issued U.S. $105,000,000 of its Junior Subordinated Convertible Debentures due 2034 (the “Convertible Debentures”).

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Supplemental Indenture, shall merge (referred to herein as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation, whereupon the separate corporate existence of the Company will cease. The parties hereto are entering into this Supplemental Indenture pursuant to, and in accordance with, Articles IX and X of the Indenture.

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned to them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Supplemental Indenture or the Indenture;

(v)

reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)

Pursuant to, and in compliance and accordance with, Section 10.01 and Section 10.02 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any, on) and Interest on all of the Securities according to their tenor and the due and punctual performance and observance of all the covenants and conditions of the Indenture (including the Trust Securities Guarantee to the extent Preferred Securities are outstanding) and the Declaration to be kept or performed by the Company;

(b)

Pursuant to, and in compliance and accordance with, Section 10.02 of the Indenture, the Successor Company shall succeed to and be substituted for the Company under the Indenture, with the same effect as if the Successor Company had originally been named in the Indenture as the Company and the Company thereupon shall be relieved of any further liability or obligation under the Indenture or upon the Securities.

SECTION 4. Effect of Merger on Conversion Right.

a)

The Company and the Successor Company hereby expressly agree that, in accordance with Section 17.05 of the Indenture, at and after the effective time of the Merger (the “Effective Time”), the Holder of each Security that was outstanding as of the Effective Time shall, subject to and in accordance with the Indenture, be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof) which such Holder would have been entitled to receive upon the Effective Time had such Securities been converted into Common Stock immediately prior to the Effective Time.

b)

The provisions of Indenture, as modified herein, including all references and provisions respecting the terms “Common Stock,” “Conversion Ratio” and “Corporation,” shall continue to apply, mutatis mutandis, to the Securityholders’ right to convert their Convertible Debentures into the applicable kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof). The Conversion Ratio shall be adjusted as a result of events occurring subsequent to the date hereof as nearly equivalent as may be practicable to the applicable adjustments provided for in Article XVII of the Indenture.

SECTION 5. Representations and Warranties. The Successor Company represents and warrants that (a) it has all the necessary power and authority to execute and deliver this Supplemental Indenture and to perform the covenants and obligations of the Indenture, (b) it is the successor of the existing Company pursuant to a valid merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of Delaware, (d) immediately after giving effect to the Merger and this Supplemental Indenture, no Default or Event of Default has occurred and is existing, and (e) this Supplemental Indenture is properly executed and delivered pursuant to Article IX and Article X of the Indenture and does not require the consent of the Securityholders.

SECTION 6. Conditions of Effectiveness. This Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)

the Trustee shall have executed a counterpart of this Supplemental Indenture and shall have received one or more counterparts of this Supplemental Indenture executed by the Successor Company and the Company;

(b)

the Trustee shall have received an Officers’ Certificate stating that (i) in the opinion of the signers, all conditions precedent provided for in the Indenture, including in Articles IX and X, relating to the Merger and the execution of this Supplemental Indenture, as applicable, have been complied with, and (ii) the Merger and the execution of this Supplemental Indenture comply with Articles IX and X of the Indenture, as applicable;

(c)

the Trustee shall have received an Opinion of Counsel to the effect that (i) the Merger complies with Article X of the Indenture, (ii) the execution of this Supplemental Indenture complies with Articles IX and X of the Indenture, and (iii) all conditions precedent provided for in the Indenture, including in Articles IX and X, relating to the Merger and the execution of this Supplemental Indenture, as applicable, have been complied with;

(d)	the Successor Company and the Company shall have duly executed and filed with the Secretary of State of the State of Delaware a Certificate of Merger in connection with the Merger.

SECTION 7. Reference to the Indenture.

(a)	Upon the effectiveness of this Supplemental Indenture, the Indenture shall be and hereby is modified in accordance herewith.

(b)

This Supplemental Indenture forms a part of the Indenture for all purposes and each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(c)

Upon the effectiveness of this Supplemental Indenture, each reference in the Convertible Debentures to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby; the Convertible Debentures shall continue to be governed by the Indenture; and every holder of Convertible Debentures heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture.

(d)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 8. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 9. Governing Law; Binding Effect. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Steven M. Gaven
Name: Steven M. Gaven
Title: Executive Vice President and
Chief Financial Officer

SVB FINANCIAL GROUP

By:	/s/ Michael Kruse
Name: Michael Kruse
Title: Treasurer

U.S. BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ George Hogan
Name:	George Hogan
Title:	Vice President